From:      Jeff Larson jlarson@bexp3d.com
Subject:  Re: Form 4 Kari Potts kpotts@bexp3d.com
To:          Kari Potts kpotts@bexp3d.com

Thx Kari

I authorize you to file this form 4 for me
Thx again!

Jeff

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